Exhibit 10.4

Confidential

EXECUTION COPY

EXECUTIVE ENGAGEMENT AGREEMENT

THIS AGREEMENT is made and entered into this the 2nd day of August, 2007, by and between TRIMERIS, INC., a Delaware corporation (the “Company”), HICKEY & HILL, INC. (“H&H”), and E. LAWRENCE HILL, JR. (“Executive”).

WITNESSETH:

WHEREAS, H&H, Executive and the Company deem it to be in their respective best interests to enter into an agreement for H&H to continue providing Executive’s management services to the Company pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1. Effective Date. H&H’s engagement under this Agreement shall be effective as of the 2nd day of August, 2007, which date shall be referred to herein as the “Effective Date.”

2. Position, Duties, and Limitations.

(a) The Company has hired H&H to provide experienced officer services and to have one of H&H’s employees serve as the Company’s President and Chief Operating Officer. Executive has been serving on H&H’s behalf in that position since March 15, 2007, and this Agreement documents the arrangement going forward for the “Term of Engagement” (as herein defined below). While serving as President and Chief Operating Officer, Executive shall devote between 50% and 70% of his full business time, efforts and attention to the performance of his duties. Executive shall have the duties, responsibilities and authority customarily incident to such offices and positions and to such other services commensurate with such positions as may be agreed to by H&H and the Board of Directors of the Company (the “Board”), which may include services as a director or executive officer for one or more subsidiaries or affiliates of the Company. Executive shall in his capacity as an officer of the Company be responsible to and obey the reasonable and lawful directives of the Board consistent with this Agreement and shall report directly to the Board in his officer capacity (and to H&H in his engagement capacity).

(b) In rendering services to the Company, H&H and Executive shall act as an independent contractor and not as an employee of the Company. The Company is interested only in the results obtained under this Agreement, and the manner and means by which the work is performed shall be under the sole and exclusive control and discretion of H&H.

(c) H&H retains the right to contract with other companies or entities for Executive’s or its own consulting and management services, subject to the requirements of this Agreement. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting and management services without restriction.

(d) H&H and Executive shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company, other than on behalf of the Company.

(e) Executive, while serving as a corporate officer and subject to the legal obligations of such position, is authorized to transact business and incur obligations on behalf of the Company and its related or affiliated entities, except as expressly limited by the Board or by applicable law. H&H shall not have any independent ability to transact business or incur obligations on behalf of the Company and its related or affiliated entities.

3. Compensation.

Base Fees. During the Term of Engagement the Company shall pay H&H $450.00 per hour (the “Base Hourly Fee”) for Executive’s services, upon presentation to the Company of monthly invoices for fees and out of pocket expenses.

4. Benefits During the Term of Engagement.

(a) Executive shall not be eligible to participate in any employee benefit programs, plans, or arrangements offered by the Company and waives any claim to any entitlement to such participation on his own behalf and that of his heirs and beneficiaries, even if his status is later reclassified retroactively by a governmental agency.

(b) The Company shall reimburse H&H for reasonable business expenses incurred in performing Executive’s duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses in connection with Executive’s commuting to and from his out of state residence, following presentation of documentation in accordance with the Company’s business expense reimbursement policies.

(c) The Company shall provide directors' and officers' liability insurance coverage for the Executive and for any other H&H personnel who may serve as an officer or director of the Company for claims which may be asserted either during the Term of Engagement (as defined below in Section 5), or which may be asserted after the Term of Engagement. The amount of such liability insurance shall not be less than the greater of $10,000,000 or the amount of liability insurance maintained by the Company for its then-current officers and directors.

5. Term; Termination of Engagement.

As used herein, the phrase “Term of Engagement” shall mean the period beginning May 1, 2007 and ending on December 31, 2008 (the “Expiration Date”). Notwithstanding the foregoing, the Term of Engagement shall expire on the first to occur of the following:

(a) Termination by the Company.

(i) Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate H&H’s engagement and/or Executive’s service as an officer for any or no reason, other than Cause, death or Disability by giving H&H at least 90 days’ prior written notice of the effective date of termination. In the event of Cause, death, or Disability, no prior notice of termination by the Company shall be required. Nothing in this section prevents the Company from removing Executive from service during the period, if any, between notice and effectiveness.

(ii) “Cause” shall mean, by either H&H or Executive:

(I) fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates;

(II) substantial and willful failure to perform specific and lawful written directives of the Board;

(III) willful and knowing violation of any rules or regulations of any governmental or regulatory body that is materially injurious to the financial condition of the Company;

(IV) conviction of or plea of guilty or nolo contendere to a felony; or

(V) a material breach of the terms and conditions of this Agreement;

(VI) H&H’s termination of this Agreement prior to December 31, 2007 provided, however, that with regard to subclauses (II) and (V) above, H&H and Executive may not be terminated for Cause unless and until the Board has given H&H reasonable written notice of their intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, 30 days to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by H&H or Executive shall be considered “willful” if done or omitted to be done by H&H or Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

(iii) “Disability” shall mean disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”).

(b) Termination by H&H.

(i) Notwithstanding anything to the contrary in this Agreement, whether express or implied, H&H may terminate its engagement with the Company upon at least 90 days’ advance written notice of its intention to terminate his engagement hereunder, provided that the effective date of such termination date not occur prior December 31, 2007.

(ii) The parties agree and acknowledge that H&H’s termination of this Agreement prior to December 31, 2007 would constitute a breach of the Agreement.

(c) Further Effect of Termination on Board and Officer Positions. If H&H’s engagement ends for any reason, Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Company or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his engagement has ended), except to the extent that Executive reasonably and in good faith determines that ceasing to serve as a director would breach his fiduciary duties to the Company. Executive hereby irrevocably appoints the Company to be his attorney to execute any documents and do anything in his name to effect his ceasing to serve as a director and officer of the Company and any subsidiary, should he fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

6. Payments Upon Termination.

(a) Accrued Amounts and Rights. In the event of termination of engagement, H&H shall receive all Base Hourly Fees due up to the date of termination, any incurred but unreimbursed business expenses, and any rights to indemnification and directors and officers liability insurance (the “Accrued Amounts and Rights”).

(b) Termination Payments. In the event that, H&H’s engagement is terminated by the Company other than for Cause, death or Disability, H&H shall receive, the greater of the following termination payments benefits, assuming they are positive numbers:

(i)	an amount equal to (the Base Hourly Fee, times the average numbers of hours worked per business day since May 1, 2007, times the number of business days between the date on which notice of termination was delivered and December 31, 2007) less (the fees earned following the notice of termination) or

(ii)	an amount equal to (the Base Hourly Fee, times the average numbers of hours worked per business day since May 1, 2007, times 90 days) less (the fees earned following the notice of termination.)

Receipt of any termination benefits pursuant to this Section 6(b) are contingent upon H&H’s and Executive’s satisfaction of the condition in subsection (c) hereof and subject to subsection (e) hereof.

(c) Conditions to Receipt of Termination Payments. Upon the occurrence of an event described in 5(a)(i) above, H&H will be eligible for 6(b) Termination Payments only if H&H and Executive execute and deliver to the Company a Settlement Agreement and Release of the Company (and its affiliates, directors, officers, employees, and agents) in the form attached, which will include a general release by H&H and Executive of known and unknown claims (other than unreleaseable claims), a return of Company Property, and nondisparagement of the Company and the other released parties.

(d) Termination Events Not Covered. Notwithstanding anything to the contrary contained herein, the Company shall not pay H&H Termination Payments under this Agreement if:

(i) Executive dies during the term of his engagement and H&H does not provide a replacement that the Board considers appropriate;

(ii) H&H’s engagement is terminated for Executive’s Disability and H&H does not provide a replacement that the Board considers appropriate or for Cause;

(iii) H&H terminates its engagement with Company prior to December 31, 2007, or Executive voluntarily ceases to provide services to the Company and H&H does not provide a replacement that the Board considers appropriate; or

(iv) H&H or Executive revokes its or his agreement to release the Company from any and all claims related to his engagement pursuant to the Settlement Agreement and Release executed in satisfaction of Section 6(c) hereof.

(e) To the extent any compensation provided to H&H in connection with engagement termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), such payment shall not be paid before the day that is six months plus one day after the date the engagement ends (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to H&H during the period between the date the engagement ends and the New Payment Date shall be paid to H&H in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. In any event, Company makes no representations or warranty and shall have no liability to H&H, Executive, or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

7. Confidential Information, Non-Solicitation and Non-Competition.

(a) H&H and Executive acknowledge and agree that:

(i) As a result of the engagement with the Company, H&H and Executive have been and will continue to become knowledgeable of and familiar with the Company’s Confidential Information (as defined below), including know-how related to the Company’s services, plus the special requirements or preferences of the Company’s research, development, marketing, licensing agreements or arrangements and investor relations, so that H&H and Executive would have a competitive advantage against the Company following termination of the engagement with the Company absent the protection afforded by the restrictive covenants in this Section 7 of the Executive Engagement Agreement (the “Restrictive Covenants”);

(ii) The time, territory and scope of the Restrictive Covenants are reasonable and necessary for protection of the Company’s legitimate business interests;

(iii) H&H and Executive have received sufficient and valuable consideration in exchange for their agreement to the Restrictive Covenants, including but not limited to the Base Hourly Fee under the Executive Engagement Agreement and any other consideration provided to them under this Agreement;

(iv) H&H and Executive agree that the non-compete covenant of Section 7(c) will not impose undue hardship on H&H or Executive or prevent H&H or Executive from being able to earn an adequate living following termination of this Agreement;

(v) the parties agree that the Company may request an arbitrator or court to take into account as part of an equitable or other remedy an extension of the time period of protection provided by the Restrictive Covenants for any period of time during which H&H or Executive, as applicable, is in violation of such covenants and any period of time required for litigation to enforce such covenants and H&H and Executive may oppose any such request, and

(vi) H&H and Executive have read and reviewed the Restrictive Covenants before agreeing to the terms of this Agreement

(b) During the Term of Engagement and at all times thereafter, H&H and Executive shall not, except as they deem necessary or desirable in good faith discretion to perform their duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by H&H or Executive in the course of the engagement by the Company, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers (iii) information regarding the skills and compensation of employees of Company and (iv) the documents containing such Confidential Information. Executive’s rolodex and similar address books shall not be deemed Confidential Information if and to the extent they contain only the names and contact information he has personally used while engaged (or acquired prior to engagement hereunder) and no other information that would otherwise be Confidential Information. H&H and Executive acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of engagement for any reason whatsoever, H&H and Executive shall promptly deliver to the Company all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

(c) During the Term of Engagement and for the one year thereafter, neither H&H nor Executive shall, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity with respect to a Competing Business, as defined below and except as provided below, provided, however, that the “beneficial ownership” by H&H or Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. H&H and Executive agree that the market area for the Company is worldwide and that, by the nature of the business, it operates globally. H&H and Executive also expressly agree that the Company will or would suffer irreparable injury if H&H or Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

“Competing Business” is defined as the business of the discovery, development, testing, manufacturing, and/or marketing therapeutic components for the treatment of human viral diseases based on a viral fusion protein target and any other business in which the Company may engage or propose to engage during the term of this Agreement, with the proposed businesses being documented by Board minutes or written Company business plans during the Term of Engagement.

(d) During the Term of Engagement and for one year thereafter, neither H&H nor Executive shall, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competing Business for which subsection (c) would prevent his engagement.

(e) H&H and Executive recognize that they will possess confidential information about employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. H&H and Executive recognize that the information they will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by them because of their business positions with the Company. H&H and Executive agree that, during the Term of Engagement (except in the good faith performance of their duties), and for a period of one year thereafter, neither will, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being engaged by him or by any firm operating a Competing Business on whose behalf either is acting as an agent, representative or employee and that neither will at any time convey any such confidential information or trade secrets about other employees of the Company to any other person.

(f) H&H and Executive agree and understand that Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term of Engagement and thereafter, H&H and Executive will hold Third Party Information in the strictest of confidence and will not disclose (to anyone other than Company personnel who H&H or Executive in good faith determines need to know such information in connection with their work for Company), or use, except in connection with their duties for Company, Third Party Information unless required by legal process.

(g) Inventions

(i) Assignment. H&H and Executive hereby assign to Company all their right, title and interest in and to any and all Inventions (and all patent rights, copyright, trade secret rights and all other rights throughout the world in connection therewith, whether or not patentable or registerable under copyright, trademark or similar statutes), together with all goodwill associated therewith, (all of the foregoing being hereinafter referred to collectively as “Proprietary Rights”), made, conceived, reduced to practice or learned by H&H or Executive, either alone or jointly with others, during the period of engagement with Company. Inventions assigned under this Section 7 are hereinafter referred to as “Company Inventions”. H&H and Executive agree to reasonably assist Company in every reasonably necessary way (but at Company’s expense) to obtain or enforce any patents, copyrights or any proprietary rights relating to Company Inventions and to execute all documents and applications necessary to vest in Company's full legal title to such Company Inventions, and H&H and Executive agree to continue this assistance after the termination of the engagement with Company. Furthermore, H&H and Executive hereby designate and appoint Company and its officers and agents as his agents and attorneys-in-fact to execute and file any certificates, applications or documents and to do all other lawful acts reasonably necessary in the opinion of Company to protect Company's rights in Company Inventions. H&H and Executive expressly acknowledge that the foregoing power of attorney is coupled with an interest and is therefore irrevocable and will survive Executive’s termination of engagement, death or incompetency and H&H’s termination of engagement.

(ii) Government. H&H and Executive also will assign to or as directed by Company all their right, title and interest in and to any and all Inventions, full title to which may be required to be in the United States by a contract between Company and the United States or any of its agencies.

(iii) Independent Inventions. Notwithstanding anything in this Agreement to the contrary, H&H’s and Executive’s obligation to assign or offer to assign their rights in an Invention to Company will not extend or apply to an Invention that either has developed entirely on their own time without using Company's equipment, supplies, facilities or trade secret information unless such Invention: (a) relates to Company's business or actual demonstrably anticipated research or development or (b) results from any work performed by H&H or Executive for Company. H&H or Executive will bear the burden of proof in establishing that the Invention qualifies for exclusion under this Section 7(g)(iii).

(iv) Assignment of Company Inventions. H&H and Executive will reasonably assist Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights related to Company Inventions in any and all countries. H&H and Executive’s obligation to reasonably assist Company with respect to Proprietary Rights relating to such Company Inventions will continue beyond the termination of the engagement, but Company will compensate H&H at a reasonable rate after the engagement ends for the time actually spent by H&H or Executive at Company's request on such assistance.

H&H and Executive hereby waive and quitclaim to Company all claims, of any nature whatsoever, that either may or may hereafter have for infringement, including past infringements, of any Proprietary Rights assigned hereunder to Company.

(v) Obligation to Keep Company Informed. During the period of the engagement, H&H and Executive will promptly disclose to Company fully and in writing, and will hold in trust for the sole right and benefit of Company, any and all Inventions. In addition, after termination of the engagement, H&H and Executive will disclose any filing of any patent applications by them or on their behalf within a year after termination of such engagement.

(vi) Prior Inventions. Inventions, if any, patented or unpatented, which H&H or Executive made prior to commencement of engagement with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, H&H and Executive have set forth on the attached Exhibit A, a complete list of all Inventions that each has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of or during the engagement with Company, that either considers to be its or his property or the property of the third parties, and that H&H or Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause H&H or Executive to violate any prior confidentiality agreement with another party, H&H and Executive understand that they are not to list such Inventions in Exhibit A but that H&H and Executive are to inform Company in writing that all such Inventions have not been listed for that reason.

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

8. Return of Company Documents. When the engagement ends or upon earlier request by the Company, H&H and Executive agree to deliver to Company any and all laboratory notebooks, drawings, notes, memoranda, specifications, devices, software, databases, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. H&H and Executive further agree that any property situated on Company’s premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company’s rights and interests in its intellectual property.

9. Independent Contractor Status. H&H is responsible for the Federal, state and local taxes, including all employment taxes, withholding, and social security payments for Executive and any other employee(s) performing consultant services under this Agreement, and for complying with all applicable Federal, state and local laws, ordinances, and regulations that are now or in the future may become applicable to this Agreement and the services provided hereunder, including but not limited to, complying with all applicable rules and regulations of the State of North Carolina. H&H shall have the right to control and determine the time, methods, manner and means of performing the services. In performing the services on H&H’s behalf, the amount of time devoted by Executive on any given day will be entirely within Executive’s control, and the Company will rely on H&H and Executive to put in the number of hours as are necessary to fulfill the requirements of the Agreement.

10. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a) H&H, Executive, and the Company each represent and warrant to the others that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

(b) This Agreement (including the attached Exhibits) contains a complete statement of all the arrangements between the parties with respect to the engagement by the Company. This Agreement supersedes all prior and existing negotiations and agreements between the parties concerning the engagement. This Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

(c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

(d) This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of North Carolina.

(e) The Company may assign this Agreement to any parent of the Company that owns all of the stock of the Company. The Company may only assign this Agreement to a successor (whether by merger, consolidation, purchase or otherwise) of all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns, provided that such successor promptly delivers to H&H a written assumption of the obligations hereunder. Except as expressly provided herein, neither H&H nor Executive may sell, transfer, assign, or pledge any of their rights or interests pursuant to this Agreement.

(f) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or H&H or the Executive at the address on the records of the Company; provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(i) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k) H&H and Executive acknowledge that no representation, promise or inducement has been made other than as set forth in the Agreement, and that neither enters into this Agreement in reliance upon any representation, promise or inducement not set forth herein. The Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between H&H or Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

11. Legal and Equitable Remedies. Because H&H’s and Executive’s services are personal and unique, and because each will have access to and become acquainted with Proprietary Rights, Company Inventions and Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief in any court of competent jurisdiction, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

12. Survival of Provisions. The executory provisions of this Agreement will survive the termination of this Agreement or the assignment of this Agreement by Company to any successor in interest or other assignee.

13. Resolution of Disputes. Except as otherwise specifically provided in Section 11 above, any dispute or controversy arising under or in connection with this Agreement and/or the Severance Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association and conducted before one arbitrator in Raleigh, Wake County, North Carolina, all in accordance with its Commercial Arbitration rules then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment shall be final and binding upon the parties and judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation or the continuation thereof, of the provisions of Section 7 of this Agreement, and H&H and Executive consent that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond except to the extent otherwise required by applicable law.

14. Legal Fees. In the event of any dispute in connection with this Agreement, including the Severance Agreement, if the arbitrator or judge, as the case may be, determines that the Executive has prevailed in such dispute, the Executive shall be awarded his reasonable legal fees, disbursements and costs; provided that if the arbitrator or judge determines that the Company has prevailed and that the dispute by the Executive was frivolous or brought in bad faith, the Company shall instead be awarded its reasonable legal fees, disbursements and costs.

15. Indemnification. H&H agrees to defend, save and hold harmless the Company, its stockholders, officers, directors, agents and employees from all claims and causes of action by H&H employees, suppliers, subcontractors, or any others, including Executive, that H&H employs in performance of this Agreement, as well as any claims by any federal, state or local government agency, whether on account of withholding of employment taxes or any other claim or cause arising out of H&H’s or Executive’s relationship with any of the foregoing.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HICKEY & HILL, INC.		TRIMERIS, INC.

By:	/s/ E. Lawrence Hill, Jr.	By:	/s/ Jeffrey M. Lipton
Name:	E. Lawrence Hill, Jr.	Name:	Jeffrey M. Lipton
	President	Title:	Chairman of the Board

EXECUTIVE

By:	/s/ E. Lawrence Hill, Jr.
Name:	E. Lawrence Hill, Jr.

EXHIBIT A

TO

EXECUTIVE ENGAGEMENT AGREEMENT

The following is a complete list of all inventions or improvements relevant to the subject matter of H&H’s engagement by Company that have been made or conceived or first reduced to practice by H&H or Executive alone or jointly with others prior to H&H’s engagement by Company and therefore should be excluded from the coverage of this Agreement:

Additional sheets attached.

x	No pertinent inventions or improvements.

Due to confidentiality agreements with one or more prior employers, H&H or Executive cannot disclose certain inventions that would otherwise be included on the above-described list.

H&H and/or Executive propose to bring to my engagement the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality and that are not generally available to the public. These materials and documents may be used in the engagement pursuant to the express written authorization of the former employer or such other person (a copy of which is attached hereto). If no such authorization is in place, H&H and Executive will consult with Company management to determine what steps should be taken to protect the interests of all parties concerned.

Additional sheets attached.

x	No material.

HICKEY & HILL, INC.

By:	/s/ Larry Hill

EXECUTIVE:

/s/ Larry Hill
E. Lawrence Hill, Jr.

Date:	August 2, 2007

ATTACHMENT TO EXHIBIT A

(PRIOR INVENTIONS) – HICKEY & HILL, INC.

NONE

ATTACHMENT TO EXHIBIT A

(PRIOR INVENTIONS) – E. LAWRENCE HILL, JR.

NONE